SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2012

Palomar Medical Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdic- tion of incorporation)	1-11177 (Commission File Number)	04-3128178 (IRS Employer Identification Number)

15 Network Drive, Burlington, Massachusetts 01803 (Address of principal executive offices) (Zip Code) Registrant’s telephone number, including area code (781) 993-2300

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 24, 2012, the Board of Directors (the “Board”) of Palomar Medical Technologies, Inc. (the “Company”) approved an amendment to the Company’s Second Amended and Restated By-laws (the “By-laws”) to provide that a nominee for election as a director in an uncontested election (an election where the number of nominees is equal to or less than the number of directors slated to be elected) will only be elected if the number of votes cast “for” the nominee exceed the number of votes cast “against” the nominee and to make other ministerial and conforming changes.  In the case of a contested election (a situation in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), directors will continue to be elected by a plurality of the votes cast.  Prior to this amendment, all nominees for election as a director of the Company were elected at a meeting of stockholders by a plurality of the votes cast by the stockholders entitled to vote on the election at the meeting.

A copy of the text of the amendment to Section 1.9 of the By-laws is filed as Exhibit 3.1 to this Current Report on Form 8-K.  The amendment was effective immediately upon its approval by the Board.  The Company will file a complete copy of the By-laws, as amended, as an exhibit to its next periodic report.

Item 8.01 Other Events

In connection with the amendment to the By-laws, the Board also approved amendments to the Company’s Corporate Governance Guidelines to institute certain procedures related to the Company’s adoption of a majority voting standard for the election of directors in uncontested elections.  As amended, the Corporate Governance Guidelines require each incumbent director standing for re-election in an uncontested election to deliver to the Board an irrevocable resignation which will become effective if (a) the incumbent director fails to receive a sufficient number of votes to satisfy the majority voting standard required by the amended By-laws and (b) the board determines to accept such resignation.  The amended Corporate Governance Guidelines also outline the procedures to be followed by the Board (and its committees) in determining whether or not to accept the resignation of a director in these circumstances.  The Company's Corporate Governance Guidelines, as amended, are available on the Company's website at www.palomarmedical.com.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

3.1	Amended Text of Article I, Section 9 of the Second Amended and Restated By-laws of Palomar Medical Technologies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALOMAR MEDICAL TECHNOLOGIES, INC.
Date: July 25, 2012	By: /s/ Joseph P. Caruso Name: Joseph P. Caruso Title: President, Chief Executive Officer, and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended Text of Article I, Section 9 of the Second Amended and Restated By-laws of Palomar Medical Technologies, Inc.